UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 6, 2007

Ferro Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Lakeside Avenue, Cleveland, Ohio		44114
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-641-8580

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.02 Results of Operations and Financial Condition.

On December 12, 2007, Ferro Corporation (the Company) announced certain restructuring activities in its worldwide Inorganic Specialties Group. As a result of the restructuring and the reduction of approximately 50 employee positions, the Company expects to record a pre-tax charge for employee severance and pension costs of approximately $1.6 million in the quarter ended December 31, 2007, and the Company may record additional charges in future periods. Each affected employee was notified on or before December 6, 2007. These charges are in addition to those included in the fourth quarter earnings estimates that the Company provided on November 9, 2007.

In addition to the charges in the third quarter of 2007, the Company estimates it may record future severance and pension costs of approximately $2.3 million through the third quarter of 2008 related to these actions and potential further reductions of employee positions. A final decision to proceed with actions related to any additional charges will be made after the Company has completed required consultations with employee representatives at the affected sites.

A copy of the press release announcing the restructuring is attached, hereto, as Exhibit 99.1.

Item 2.05 Costs Associated with Exit or Disposal Activities.

The information set forth under Item 2.02 of this Current Report on From 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1: Press release

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

December 12, 2007	By:	Sallie B. Bailey

Name: Sallie B. Bailey
Title: Vice President and Chief Financial Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press release